Exhibit 10.6
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made on March 15, 2023 by and between Albemarle Corporation, a Virginia corporation, and J. Kent Masters, Jr. (the “Executive”). References herein to the “Company” shall mean Albemarle Corporation and, where appropriate, each and any of its divisions, affiliates or subsidiaries.
WHEREAS the Company and the Executive previously entered into an Executive Employment Agreement, dated as of April 20, 2020 (the “Prior Agreement”);
WHEREAS the Company and the Executive desire to amend and restate the Prior Agreement, effective as of the Effective Date, in order to extend the term of the Prior Agreement and implement certain other changes to the Prior Agreement, as set forth herein; and
WHEREAS, as of the date hereof, the Executive is the Company’s President and Chief Executive Officer and serves as the Chairman of the Board of Directors of the Company.
NOW, THEREFORE, in consideration for the promises of the parties set forth below and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
1.Term. Subject to the provisions of Section 6 of this Agreement, the term of employment of the Executive by the Company under this Agreement shall be as follows:
(a)Initial Term. The initial term of employment of the Executive by the Company under this Agreement shall begin on April 1, 2023 (the “Effective Date”) and end on December 31, 2025 (the “Initial Term”), unless extended or terminated earlier in accordance with this Agreement. The Initial Term and any Extension (as defined below) shall be the “Term of Employment.”
(b)Extension Notice. No fewer than ninety (90) days prior to the expiration of the Term of Employment, the Executive shall advise the Board of Directors of the Company (the “Board”) whether the Executive desires to extend the Term of Employment. If the Executive does not timely notify the Board of his desire to extend the Term of Employment, then such action shall be deemed to result in the Executive’s Termination without Cause upon Expiration of the Term of Employment under Section 6(g) of this Agreement as of the last day of the Term of Employment.
(c)Extension of Employment. Provided that, in accordance with Section 1(b) above, the Executive has timely notified the Board of the Executive’s desire to extend the Term of Employment by one (1) year, the Board will consider in its sole and absolute discretion whether to offer the Executive such extension. If the Board decides in its sole and absolute discretion to offer the Executive an extension of his employment, the Board will so notify the Executive in writing (an “Extension Notice”) no fewer than sixty (60) days prior to the expiration of the Term of Employment. If the Board timely provides an Extension Notice and the Executive and the Company agree to enter into such extension, the Term of Employment will be extended by one (1) year (such period of time, the “Extension”). If for any reason the Board does not timely provide to the Executive an Extension Notice, or if the Executive does not agree to enter into such extension if provided, such action or inaction shall be deemed to result in the Executive’s Termination without Cause upon Expiration of the Term of Employment under Section 6(g) of this Agreement as of the last day of the Term of Employment.

2.Position and Duties. During the Term of Employment, (i) the Executive shall continue to serve as the Company’s Chief Executive Officer (“CEO”) and (ii) the Company shall nominate the Executive for re-election as a member of the Board; provided that, in the event the Executive’s employment as CEO terminates for any reason, unless mutually agreed by the Executive and the Company, the Executive shall immediately resign from the Board and shall execute and deliver any written documentation reasonably requested by the Company to the Company to give effect to such resignation. During the Term of Employment, the Executive may engage in not-for-profit outside activities provided such activities (including but not limited to membership on boards of directors of not-for-profit organizations) do not conflict in any material respect with the Executive’s duties and responsibilities under this Agreement. The Executive may also continue during the Term of Employment to serve as a member of the board of the for-profit organization on which he serves as of the date hereof (it being acknowledged that such membership is the board of directors of Vibrantz Technologies, Inc.). The Executive may, subject to prior written approval from the Board in accordance with the Company’s corporate governance guidelines (with such approval not to be unreasonably withheld), serve as a member of the board of directors of up to one additional for-profit organization (which may be a publicly traded corporation).
3.Principal Place of Employment. The Executive shall be employed at the Company’s principal offices in Charlotte, North Carolina, except for required travel on the Company’s business to an extent substantially consistent with the present business travel obligations of the Executive’s position.
4.Compensation and Related Matters.
(a)Salary. During the Term of Employment, the Company shall pay to the Executive a salary at a rate of not less than one million and four hundred thousand dollars ($1,400,000.00) per annum. The Executive’s salary shall be payable in substantially equal installments in accordance with the Company’s normal payroll practices applicable to senior executives and subject to all applicable statutory deductions and authorized withholdings. Subject to the first sentence of this Section 4(a), the Executive’s salary may be increased from time to time at the sole and absolute discretion of the Board (or an authorized committee thereof).
(b)Annual Incentive Program. During the Term of Employment and commencing with fiscal year 2023, the Executive will be eligible for a target bonus under the Company’s Annual Incentive Plan (“AIP”) equal to 150% of his annual base salary (with a maximum bonus under the AIP equal to 200% of Executive’s target bonus). The amount of the bonus will be based on the achievement of metrics determined in the sole discretion of the Board (or an authorized committee thereof) after consultation with the Executive and will be measured using Company and/or individual performance factors. It is understood that the Company determines eligibility for awards and the terms of awards on an annual basis, and that information about awards will be communicated to the Executive in accordance with Company practice. AIP bonuses will be paid no later than March 15th of the following fiscal year.

(c)Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including, but not limited to, all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and consistent with those policies and procedures in effect as of the date hereof.
(d)Benefits. The Executive will be eligible for the comprehensive benefits package typically made available to similarly situated employees of the Company. An overview of the package will be provided to the Executive separately, and notwithstanding anything in the overview materials, the terms of the plan documents will control. The Company’s benefit plans and policies that shall be available shall include, but not be limited to, the following:
(i)The Albemarle Savings Plan (“401(k) Plan”), which currently allows eligible employees to defer part of their salaries, provides a matching contribution and provides an additional employer contribution based on participants’ pay. Notwithstanding anything in this Agreement or any overview materials provided on the 401(k) Plan, the terms of the 401(k) Plan document will control;
(ii)The Albemarle Executive Deferred Compensation Plan (“EDCP”), which allows participants to defer up to 50% of base salary and up to 100% of their annual bonus (net of FICA and Medicare taxes) each year. Deferrals are credited to one or more accounts which may be distributed either at retirement or at a specified future date (which may be while the participant is still employed), based on participants’ elections. Notwithstanding anything in this Agreement or any overview materials provided on the EDCP, the terms of the EDCP document will control;
(iii)Albemarle’s executive physical program;
(iv)Albemarle’s executive financial planning program;
(v)Albemarle’s U.S. Domestic Relocation Policy; and
(vi)Albemarle’s Health and Welfare Program.
(e)Long Term Incentive Awards. The Executive will be eligible for LTI award grants under the Albemarle Long Term Incentive Plan (“LTIP”) for each of 2024 and 2025. The form and design of LTI award grants (including any applicable performance-based vesting conditions) will be determined in the sole discretion of the Board (or an authorized committee thereof), but are expected to consist of a combination of Performance Share Units (“PSUs”), restricted stock units (“RSUs”) and stock options, but the proportion of performance-based awards granted to the Executive shall be substantially similar to that of the members of the Company’s Executive Leadership Team. Except as provided in the following sentence regarding vesting of the Executive’s award grants made under this paragraph (e), the standard provisions governing all LTI award grants made by the Company shall apply to the Executive’s future LTI award grants, including but not limited to, provisions on exercisability of stock options, payment of RSUs, and earning and payment of PSUs. With regard to the vesting of the Executive’s LTI award grants, provided the Executive remains employed by the Company through December 31, 2025, he will become fully vested in his LTI grants made pursuant to this paragraph (e) on that date (subject to the achievement of any applicable performance-based vesting goals). Notwithstanding the preceding sentence, however, to the extent the Company appoints a Successor CEO who commences employment prior to December 31, 2025 (the date of such commencement, the “New CEO Start Date”), other than in connection with termination of the Executive’s employment for Cause (as defined below), the Executive’s outstanding LTI award grants made pursuant to this paragraph (e) shall vest as of the New CEO Start Date (subject to the achievement of any applicable performance-based vesting goals); provided, however, unless otherwise provided herein, the accelerated vesting of the Executive’s LTI award grants pursuant to this sentence shall not change the exercisability, expiration or settlement dates of the Executive’s award grants, which shall remain as set forth in the applicable award agreement. The specific terms of the LTI award grants made pursuant to this paragraph (e) shall be described and governed by the separate Notices of Award the Executive will be provided after the grants are made, which shall be consistent with the terms and conditions set forth on Exhibit A attached hereto. Notwithstanding anything to the contrary in this Agreement, the terms of the LTIP documents, including the LTIP Plan document and separate award agreements, will control unless the special vesting and exercisability provisions for the LTI award grants in this Agreement are more favorable to the Executive, in which case the more favorable vesting and exercisability provisions in this Agreement will control. The Executive acknowledges and agrees that the Executive has received the LTI award grants for 2023 in satisfaction of all Company obligations with respect thereto.
(f)Paid Time Off. During the Term of Employment, the Executive shall be entitled to five (5) weeks of paid time off in each calendar year, determined in accordance with the Company’s Corporate Vacation Policy; provided, however, that the Executive’s use of paid time off shall not interfere with the performance of his duties under this Agreement, subject to applicable law.
5.Confidential Information and Intellectual Property.
(a)This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.
(b)For purposes of this Agreement, “Confidential Information” means any and all information regarding the Company and any of its subsidiaries, divisions and affiliates that is not generally known to the public and which the Company deems proprietary or confidential, including any information received from or concerning, directly or indirectly, the Company and its customers, vendors, suppliers or distributors, regardless of the form in which such information is maintained, whether in hard-copy or electronic form, and regardless of whether such information constitutes an original or a copy. Confidential Information shall include, without limitation: trade secrets, ideas, inventions, trademarks, business information, know-how, processes, techniques, improvements, designs, redesigns, creations, discoveries, research, technical plans, drawings, technical data, technologies or information, formulae and developments; information concerning customers, suppliers, vendors and distributors, including any lists thereof; pricing information, strategies, schemes and lists; market and technical research; financial, purchasing, and business planning information; methods of distribution or supply chain information; financial, business and sales projections, forecasts or plans; information concerning mergers, purchases, sales, acquisitions or other corporate transactions involving the Company or any of its affiliates or proposed affiliates, and proposed targets for merger, purchase, acquisition, merger or other corporate transaction; marketing and promotional information, ideas and strategies; marketing surveys and analyses; budgets; invoices; tax matters or other taxation- related information; actual and projected revenues, profits or losses; information relating to the Company’s personnel or any other personnel data or information; the content, terms or structure of the Company’s contracts and agreements, including contracts and agreements with customers, suppliers or vendors, including drafts thereof or term sheets; information relating to the Company’s products and services; and any and all other information relating to the Company and its products, services, performance or plans that the Executive acquired as a result of his employment or other association (as a Board member or otherwise) with the Company and that is not generally known or available to the public or within the Company’s industry; provided, however, Confidential Information shall not include information relating to the Company or its subsidiaries, affiliates or divisions that (1) became or becomes a matter of public knowledge through sources independent of the Executive, (2) has been or is disclosed by the Company or its subsidiaries, affiliates or divisions without restriction on its use, or (3) has been or is required or specifically permitted to be disclosed by law or governmental order, regulation or investigation, provided that the disclosure does not exceed the extent of disclosure required by such law, order, regulation or investigation. It is understood that notwithstanding anything in this Agreement or any code of conduct or ethics or other policy of the Company to the contrary, nothing herein or therein shall restrict the Executive from reporting matters to the Securities and Exchange Commission (“SEC”), or communicating directly with its staff, about a possible securities law violation.
(c)The provisions of this Section 5 shall not preclude the Executive from disclosing such information to the Executive’s professional tax advisor or legal counsel solely to the extent necessary for the rendering of their professional services to the Executive if such individuals agree to keep such information confidential, and/or if reasonably appropriate in connection with a legal dispute between the Executive and the Company. The Executive may also disclose Confidential Information in the ordinary course of his employment with the Company and its subsidiaries, divisions and affiliates.
(d)This Agreement is not intended to limit or restrict, and shall not be interpreted in any manner that limits or restricts, Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Securities Exchange Act of 1934 (“Section 21F”)) or receiving an award for information provided to any government agency under any legally protected whistleblower rights. Notwithstanding anything in this Agreement to the contrary, nothing in or about this Agreement prohibits the Executive from: (i) filing and, as provided for under Section 21F, maintaining the confidentiality of a claim with the SEC; (ii) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate this Section 5, to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F.

(e)Notwithstanding any of the foregoing, it is understood that the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(f)The Executive agrees that, following his separation from the Company for any reason and under any circumstance whatsoever, he will not communicate directly or indirectly with, or give statements to, any member of the media (including print, television, radio or social media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information (other than knowledge or information that is not Confidential Information) as a result of employment with the Company. The Executive further agrees to notify the Board or its designee as soon as practicable after being contacted by any member of the media with respect to any matter covered under this Section.
(g)The Executive agrees that all information, inventions and discoveries, whether or not patented or patentable, protected by a copyright or copyrightable, or registered as a trademark or eligible to be registered as a trademark, made or conceived by the Executive or any Company employee or contractor, either alone or with others, at any time while employed by the Company, which arise out of such employment and is pertinent to any field of business or research in which, during such employment, the Company, its subsidiaries, affiliates or divisions is engaged or (if such is known to or ascertainable by the Executive) is considering engaging (“Intellectual Property”) shall (i) be and remain the sole property of the Company and the Executive shall not seek a patent or copyright or trademark protection with respect to such Intellectual Property without the prior consent of an authorized representative of the Company and (ii) be disclosed promptly to an authorized representative of the Company along with all information the Executive possesses with regard to possible applications and uses. Further, at the request of the Company, and without expense or additional compensation to the Executive, the Executive agrees to, during and after his or her employment, execute such documents and perform such other acts as the Company deems reasonably necessary to obtain, perfect, maintain, protect and enforce patents on such Intellectual Property in a jurisdiction or jurisdictions designated by the Company, and to assign and transfer to the Company or its designee all such Intellectual Property rights and all patent applications and patents relating thereto. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his or her name and to do all other lawfully permitted acts to transfer the work product to the Company and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

(h)The Executive represents and warrants that, as of the Effective Date, there is no Intellectual Property that: (i) has been created by or on behalf of the Executive, and/or (ii) is owned exclusively by the Executive or jointly by the Executive with others or in which the Executive has an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company under this Agreement.
(i)The Executive and the Company agree that the Executive intends all original works of authorship within the purview of the copyright laws of the United States authored or created by the Executive in the course of the Executive’s employment with the Company will be works for hire within the meaning of such copyright law.
(j)Upon termination of the Executive’s employment, or at any time upon request of the Company, the Executive will (i) promptly return to the Company all Confidential Information and Intellectual Property and all copies thereof (including without limitation books, handbooks, proposals, procedures, protocols, manuals, files, papers, memoranda, letters, facsimiles, photographs/images, audio recordings/files, electronically stored information) in any form whatsoever, and regardless of the format, medium or location in which such information has been stored, viewed or accessed (including without limitation any Company-maintained electronic system(s), personal computer or computer system(s), personal email account(s), and any external disk(s), flash drive(s), cloud storage services, or any other location, format or medium in which information can be stored, maintained or accessed), and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.
(k)The Executive acknowledges and agrees that the injury the Company will suffer in the event of the breach by the Executive of any of the provisions of this Section 5 will cause the Company irreparable injury that cannot be adequately ascertained or compensated by monetary damages alone. Therefore, the Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise, without the posting of any bond, from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent the Executive’s failure to comply with the terms and conditions of this Section 5.
6.Termination. The Executive’s employment with the Company shall terminate immediately upon the expiration of the Term of Employment. In addition, the Term of Employment and the Executive’s employment with the Company may be terminated by the Company or the Executive for any reason at any time prior to the expiration of the Term of Employment. Upon termination of the Executive’s employment during the Term of Employment, the Executive shall be entitled to the compensation and benefits described in the applicable provisions of this Section 6 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates. Defined terms for purposes of this Section 6 shall have the meanings set forth in subparagraph (i) hereof.

(a)Termination by the Company without Cause (other than due to Death or Total Disability) or by Executive with Good Reason Outside of a Change in Control Period. If, outside of a Change in Control Period, the Executive’s employment is terminated by the Company without Cause (other than (i) due to the Executive’s death, Total Disability (as defined below) or (ii) upon the appointment of a Successor CEO or expiration of the Term of Employment) or by the Executive with Good Reason, then, subject to Section 6(e), Section 20, and the Executive’s continued compliance in all material respects with all applicable restrictive covenants in this Agreement and any other agreement between the Executive and the Company (provided that the Executive shall be provided with written notice by the Company of any such noncompliance and not less than thirty (30) days to cure, if curable), the Executive shall be entitled to receive the following benefits:
(i)Accrued Benefits. The Company shall (A) pay the Executive his full base salary and accrued vacation pay then in effect through the Date of Termination, at the rate in effect at the time Notice of Termination is given; on the Company’s first regular payroll date following the Date of Termination; (B) pay or provide any benefits or awards which have been earned or become payable but which have not yet been paid to the Executive and any earned annual bonus for the prior fiscal year which has not yet been paid (with any subjective goals being treated as achieved at not less than target) when annual bonus amounts for such year are paid to other eligible employees of the Company (the “Prior Year Bonus”); and (C) reimburse the Executive for any unreimbursed expenses pursuant to the Company’s expense reimbursement policy (clauses (A) through (C), collectively, the “Accrued Benefits”).
(ii)Severance Payment. The Company shall pay as severance pay to the Executive an amount (the “Severance Payment”) equal to 2.0 times the sum of (1) the Executive’s annual base salary for the year of termination (not taking into account any reductions of annual base salary which would constitute Good Reason or were made in the six (6) months prior to the Date of Termination) plus (2) the Executive’s target bonus under the AIP for the year of termination (not taking into account any reductions of target bonus which would constitute Good Reason or were made in the six (6) months prior to the Date of Termination). The Severance Payment will be paid to the Executive in a lump sum thirty (30) days following the Date of Termination or, if later, the Release Effective Date (as defined below).
(iii)Pro Rata AIP. The Company shall pay the Executive an AIP bonus for the year of termination equal to the product of (x) the calculated Company score and the Executive’s individual performance modifier set by the Company (treating all subjective performance metrics as having been met at not less than 100% at target) and (y) a fraction, the numerator of which is the number of days during such calendar year that the Executive was employed by the Company and the denominator of which is 365, payable at the time the Company pays the AIP bonus amounts for such year to other eligible employees of the Company (no later than March 15th of the following year) (the “Prorated Bonus”);
(iv)Financial Counseling. For each of the calendar year in which the Executive’s Date of Termination occurs and the immediately following calendar year, the Company shall make available to Executive financial counseling services, which may include tax counseling services, and Executive may select the organization that will provide such services (“Financial Counseling”); provided, however, that (A) the Company’s obligation to reimburse or provide Financial Counseling under this subparagraph (iv) shall be limited to an amount no greater than $12,500 for each such calendar year and (B) in the event that the Date of Termination is less than 60 days before the end of the calendar year in which the Date of Termination occurs, then the availability of such Financial Counseling shall be available beginning January 1 of the calendar year following such Date of Termination.
(v)Relocation Expense Reimbursement. The Company shall reimburse the Executive for his expenses incurred in connection with relocating from his Charlotte, North Carolina residence to another residence within the United States after his Termination. Expenses covered under this paragraph shall not include any expenses incurred in connection with the Executive’s sale of a residence purchased in Charlotte, North Carolina other than any real estate closing costs and commissions owed in connection with selling the Charlotte residence (the “Relocation Benefits”). For purposes of clarification only, the Company shall have no obligation to purchase the Executive’s residence in Charlotte. Except as otherwise provided in this subparagraph (v), the Relocation Benefits shall be in accordance with the Company’s U.S. Domestic Relocation Policy. The Relocation Benefits must be used, if at all, no later than the end of the second year after the year that contains the Executive’s Date of Termination, and the reimbursement of expenses must be paid to the Executive no later than the end of the third year after the year that contains the Date of Termination.
(vi)Benefits Continuation. If the Executive timely elects COBRA coverage for himself or his eligible dependents under the Company’s group medical, dental or vision plans, the Company shall pay 100% of the premiums for such coverage at no cost to the Executive until the earliest of (A) the second anniversary of the termination of the Executive’s employment, (B) the date the Executive becomes eligible for comparable coverage under plans under another employer’s policies and (C) the date the Executive becomes eligible for coverage under Medicare.
(b)Termination due to Total Disability. During any period prior to the Date of Termination and during the Term of Employment that the Executive is unable to perform his full time duties with the Company, whether as a result of Total Disability or as a result of a physical or mental disability that is not total or is not permanent and therefore is not a Total Disability, the Executive shall continue to receive his base salary at the rate in effect at the commencement of any such period, together with all other compensation and benefits that are payable or provided under the Company’s benefit plans, including its disability plans. After the Date of Termination, the Executive’s benefits shall be determined in accordance with the Company’s benefits, insurance and other applicable programs, and the Company shall pay or provide the Executive the Accrued Benefits and the Prorated Bonus for the year of termination. The compensation and benefits, other than salary, payable or provided pursuant to this Section 6(b) shall be the greater of (x) the amounts computed under the disability benefit plans, insurance and other applicable programs in effect immediately prior to a Change in Control (as defined in the Amended and Restated Change in Control Agreement), if applicable, and (y) the amounts computed under the disability benefit plans, insurance and other applicable programs in effect at the time the compensation and benefits are paid; provided that, the Executive’s outstanding equity awards under the LTIP shall be treated in accordance with the terms of the applicable Notices of Award for such awards. “Total Disability” means total physical or mental disability rendering the Executive unable to perform the duties of his employment for a continuous period of six (6) months. Any question as to the existence of Total Disability upon which the Executive and the Company cannot agree shall be determined by a qualified physician not employed by the Company and selected by the Executive (or, if the Executive is unable to make such selection, it shall be made by any adult member of the Executive’s immediate family), and approved by the Company (such approval not to be unreasonably withheld). The determination of such physician made in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement.

(c)Termination by the Company for Cause or by the Executive other than with Good Reason Outside of a Change in Control Period. If, outside of a Change in Control Period, the Executive’s employment is terminated by the Company for Cause or by the Executive other than with Good Reason, the Company shall pay or provide the Executive his Accrued Benefits (excluding, in the event of a termination by the Company for Cause, the Prior Year Bonus (if any)). Thereafter, the Company shall have no further obligation to the Executive under this Agreement.
(d)Termination due to Death Outside of a Change in Control Period. If the Executive’s employment is terminated due to the Executive’s death other than during a Change in Control Period, the Executive’s benefits shall be determined in accordance with the Company’s benefits and insurance programs then in effect, and the Company shall pay or provide the Executive the Accrued Benefits and the Prorated Bonus for the year of termination; provided that, the Executive’s outstanding equity awards under the LTIP shall be treated in accordance with the terms of the applicable Notices of Award for such awards. If the Executive’s employment is terminated due to the Executive’s death during a Change in Control Period, the effects of such termination of employment shall be as described in the Amended and Restated Change in Control Agreement.
(e)Release of Claims. In order to receive payment of the amounts set forth in Section 6 (unless otherwise prohibited by law), the Executive must execute and deliver to the Company a general release in the form attached hereto as Exhibit B (the “Release”). The Release must be executed and become effective and irrevocable within the ninety (90) day period following the Date of Termination; provided, however, that to the extent any amounts payable under Section 6 constitute nonqualified deferred compensation for purposes of Section 409A, and such ninety (90) day period commences in one calendar year and ends in the subsequent calendar year, such amounts shall not be paid to the Executive until the later of the Release Effective Date and the Company’s first regular payroll date in such subsequent calendar year.
(f)Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive shall be communicated to the other party in a written Notice of Termination. The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The Notice of Termination shall be provided in accordance with the notice requirements of Section 12.

(g)Termination without Cause upon Expiration of the Term of Employment. If, outside of a Change in Control Period, the Executive’s employment is terminated by the Company without Cause upon (i) expiration of the Term of Employment or (ii) the New CEO Start Date in connection with the appointment of a Successor CEO, then, in each case, subject to Section 6(e), Section 20, and the Executive’s continued compliance in all material respects with all applicable restrictive covenants in this Agreement and any other agreement between the Executive and the Company (provided that the Executive shall be provided with written notice by the Company of any such noncompliance and not less than thirty (30) days to cure, if curable), the Executive shall be entitled to receive the following benefits:
(i)The Company shall pay or provide the Executive the Accrued Benefits.
(ii)The Company shall pay the Executive either (i) upon the New CEO Start Date, a Prorated Bonus for the year of termination or (ii) upon the expiration of the Term of Employment, an AIP bonus for the 2025 AIP year based upon the calculated company score and the Executive’s individual performance modifier set by the Company at the time the Company pays the AIP bonus amounts for such year to other eligible employees of the Company (no later than March 15th, 2026).
(iii)The Executive’s outstanding equity awards under the LTIP shall be treated in accordance with the terms of Section 4(e) of this Agreement and the applicable Notices of Award for such awards.
(iv)The Company shall provide the Executive with Financial Counseling and the Relocation Benefits in accordance with the terms of Section 6(a) of this Agreement.
(v)If a New CEO Start Date occurs prior to the Executive receiving a grant of LTI awards for the calendar year 2025, the Board, in its sole discretion, will consider in good faith granting to the Executive a one-time special LTI award grant with a value commensurate with the LTI award grant the Executive would have received for such calendar year had the Executive remained CEO.
(h)Termination of Employment During a Change in Control Period. Notwithstanding anything herein to the contrary, the effects of a termination of employment by the Company without Cause (other than due to death or Total Disability) or by Executive with Good Reason during a Change in Control Period shall be determined in accordance with the Amended and Restated Change in Control Agreement. In the event that, within 180 days following a termination by the Company without Cause (other than due to death or Total Disability) or by Executive with Good Reason, there occurs a Change in Control of the Company that is a “change in control event” within the meaning of Section 409A, the Executive shall be entitled to the payments and benefits as set forth in the Amended and Restated Change in Control Agreements; provided that such payments and benefits shall be made without duplication of (i.e., shall be reduced by) the amount of any payments or benefits paid or provided under Section 6(a) of this Agreement, on or within thirty (30) days following the date of such Change in Control.

(i)Definitions. For purposes of this Agreement:
(i)“Amended and Restated Change in Control Agreement” means that certain letter agreement by and between the Executive and the Company dated as of the Effective Date regarding the effects of certain terminations of employment during a Change in Control Period.
(ii)“Cause” means:
A.the Executive’s willful failure to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);
B.the Executive’s willful failure to comply with any valid and legal directive of the Board, engagement in dishonesty or other misconduct, which is, in each case, injurious to the Company or any of its affiliates;
C.the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;
D.the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude or other illegal conduct (excluding any vehicle or traffic-related misdemeanors to the extent not resulting in imprisonment or material reputational harm to the Company);
E.the Executive’s intentional material violation of the Company’s Code of Conduct or a material policy of the Company; or
F.the Executive’s material breach of any obligation under this Agreement or any other written agreement between the Executive and the Company.
Poor performance shall not in and of itself constitute Cause. No action or inaction shall be treated as willful unless done or not done in bad faith and without a reasonable belief such action or inaction was in the best interests of the Company or its affiliates. Cause shall not result from any action or inaction based upon direction from the Board or advice of counsel to the Company or any of its affiliates. The Executive shall not be terminated for Cause absent a majority resolution of the independent directors of the Board and the opportunity for the Executive to be heard before the Board with his counsel present if he so elects.
(iii)“Change in Control Period” means (A) the two-year period commencing on the date of a Change in Control (as defined in the Amended and Restated Change in Control Agreement) and (B) solely in the event such Change in Control constitutes a “change in control event” within the meaning of Section 409A, subject to the consummation of such Change in Control, the 180-day period prior to the date of such Change in Control.

(iv)“Date of Termination” means:
A.if the Executive’s employment is terminated for Total Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and
B.in all other cases, the date specified in the Notice of Termination (which shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).
(v)“Good Reason” shall mean:
A.a material adverse change in the Executive’s title, position or authorities, or the assignment to the Executive of any material duties or material responsibilities that are materially inconsistent with the Executive’s position (including a failure by the Company to nominate the Executive to the Board during the Term of Employment, other than due to a termination for Cause); provided that, prior to the consummation of a Change in Control, Good Reason shall not exist as a result of (i) the Board assigning (in consultation with the Executive) specified duties of the Executive to any Company employee identified in good faith by the Board as a potential Successor CEO or (ii) the appointment, or commencement of employment of, a Successor CEO;
B.a reduction by the Company in the annual rate of Executive’s base salary or target bonus or long term incentive opportunity;
C.the Company’s requiring Executive’s office nearest to Executive’s principal residence to be located at a different place which is more than thirty-five (35) miles from where such office is located;
D.the failure by the Company to continue in effect compensation or benefit plans in which Executive participates, which in the aggregate provide Executive substantially equivalent compensation and benefits;
E.a material breach by the Company of this Agreement or the Executive’s Amended and Restated Change in Control Agreement or other material written agreement with the Company; or
F.the failure of the Company to obtain a satisfactory agreement from any applicable successor entity to assume and agree to perform under any applicable employment or severance compensation agreement.
In order for one of the foregoing events in clauses (A) through (F) to constitute Good Reason, (I) the Executive must notify the Company in writing no later than 90 days after the Executive’s knowledge that the relevant event stating which Good Reason event has occurred, (II) the Company shall not have corrected the Good Reason event within thirty (30) days after Executive’s notice and (III) the Executive must terminate employment within sixty (60) days after the expiration of the Company’s notice period.

(vi)“Notice of Termination” shall mean a written notice as provided in Section 6(f).
(vii)“Release Effective Date” means the date on which the Release becomes effective and irrevocable.
(viii)“Successor CEO” means an individual who succeeds the Executive as a permanent CEO and who is identified, selected and appointed by the Board in a process with the full participation of the Executive (including in his capacity as a member of the Board), excluding any individual who is appointed as interim or acting CEO.
For the avoidance of doubt, the definitions of Cause and Good Reason set forth herein shall apply for purposes of (1) any outstanding LTI award agreement between the Executive and (2) the Company Amended and Restated Change in Control Agreement.
7.Cooperation. The Executive and the Company agree that certain matters in which the Executive will be involved during the Term of Employment may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall reasonably cooperate with the Company in connection with litigation or governmental investigation matters arising out of the Executive’s service to the Company; provided that, such cooperation shall be subject to the Executive’s personal and business commitments, the Executive shall not be required to cooperate against the Executive’s own interests and the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation (including reasonable legal fees incurred by the Executive’s counsel if the Executive in good faith believes independent counsel to be appropriate) and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at a mutually agreed upon hourly rate.
8.Restrictive Covenants.
(a)Executive Acknowledgement. The Company and the Executive acknowledge that (i) the Company has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) as a result of the Executive’s service with the Company, the Executive will use and have access to Confidential Information during the course of the Executive’s employment; (iii) the Confidential Information has been developed and created by the Company at substantial expense and constitutes valuable proprietary assets of the Company, and the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of the Executive’s employment or thereafter, the Executive should disclose or improperly use such Confidential Information in violation of the provisions of this Agreement; (iv) the Company will suffer substantial damage and irreparable harm which will be difficult to compute if the Executive competes with the Company in violation of this Agreement; (v) the Company will suffer substantial damage which will be difficult to compute if the Executive solicits or interferes with the Company’s employees, clients, or customers; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company; and (vii) the provisions of this Agreement will not preclude the Executive from obtaining other gainful employment or service.

(b)No Solicitation of Employees. The Executives agrees that, both during the Term of Employment and for a period of three (3) years following the termination of the Executive’s employment with the Company, at any time and for any reason, the Executive will not, directly or indirectly, on his own behalf or on behalf of any other person or entity (regardless of who first initiates the communication), hire or solicit to hire for employment or consulting or other provision of services, any person who is actively employed or exclusively engaged (or in the preceding six (6) months was actively employed or exclusively engaged) by the Company. This obligation includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any person employed or engaged by the Company to terminate his or her relationship with the Company, assisting any other person or entity to identify or evaluate Company employees for recruitment away from the Company, and assisting any person or entity hire an employee away from the Company. This provision shall not be violated by providing a personal reference upon request or by a general advertisement for employees or consultants not focused specifically on employees or consultants of the Company.
(c)No Solicitation of Customers. The Executive agrees that, both during the Term of Employment and for a period of three (3) years following the termination of the Executive’s employment with the Company at any time and for any reason, the Executive will not directly or indirectly, on his own behalf or on behalf of any other person or entity:
(i)solicit the business of, or provide services or goods similar to, the services or goods provided by the Company to any customer of the Company or any other entity with which the Company has an agreement to perform services or provide goods during the twelve (12) month period prior to the Executive’s Date of Termination, in each case, on behalf of a Competing Business;
(ii)contact any customer of the Company for the purpose of soliciting such customer to purchase a product or service that is the same as, similar to or in competition with those products and/or services offered, made, or rendered by the Company, in each case, on behalf of a Competing Business; or
(iii)induce or attempt to induce any customer, supplier or vendor of the Company to cease or limit the business it does or may plan to do with the Company or to otherwise interfere in the Company’s business relationship with such customer, supplier or vendor.
This provision shall not be violated by general advertisements and marketing not focused specifically on any customer, supplier or vendor of the Company.
(d)Non-Competition. During the Term of Employment and for a period of three (3) years following the termination of the Executive’s employment with the Company at any time and for any reason, the Executive shall not, on his own behalf or on behalf of others, directly or indirectly, (whether as an employee, consultant, investor, partner, sole proprietor or otherwise) be employed by, perform any services for, or hold any ownership interest in any Competing Business. “Competing Business” means any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages, invests in, produces or sells any products, services or businesses which are the same or similar to the core products, services or businesses produced, marketed, invested in or sold by the Company, in each case, that (A) are related to lithium- or bromine-based energy storage, speculation and/or catalysts or (B) account for 10% or more of the Company’s consolidated revenue as reported in the Company’s most recent quarterly or annual financial statements. Notwithstanding the foregoing, the Executive’s ownership, for investment purposes, of up to one percent (1%) of the total outstanding equity securities of a publicly traded company or the passive ownership of up to one percent (1%) of the total outstanding equity securities of a non-publicly traded entity, shall not be considered a violation of this subparagraph (d). The Executive’s provision of services to a unit, division or subsidiary of an entity engaging in a Competing Business shall not be in violation of this subparagraph (d) if such unit, division or subsidiary does not engage in a Competing Business.
(e)Enforcement.
(i)The Executive acknowledges that the restrictions contained in this Section 8 are necessary to protect the Company’s confidential and proprietary information, trade secrets, intellectual property and other legally protectable business information; and further acknowledges and agrees that each and every restriction in this Section 8 is reasonable in all respects, including duration, territory and scope of activity.
(ii)The Executive agrees that the restrictions contained in this Section 8 shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between the Executive and the Company. To the extent that any restriction of this Section 8 is determined by any court of competent jurisdiction to be unenforceable, the Executive and the Company expressly agree and intend that such restriction be reduced in scope to the extent permitted by law, and that such remaining restriction be enforced, and that the other restrictions of this Section 8 remain in full force and effect.
(iii)The Executive agrees that the existence of any claim or cause of action by the Executive against the Company, under this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Section 8.
(iv)The Executive acknowledges and agrees that the injury the Company will suffer in the event of the breach by the Executive of any of the provisions of this Section 8 will cause the Company irreparable injury that cannot be adequately ascertained or compensated by monetary damages alone. Therefore, the Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise, without the posting of any bond, from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent the Executive’s failure to comply with the terms and conditions of this Section 8. The periods of time referenced in each of subparagraphs (b), (c) and (d) above shall be tolled as applicable on a day-for-day basis for each day during which the Executive violates the provisions of subparagraphs (b), (c) or (d) in any respect so long as the Company takes actions to prevent or challenge such violation, so that the Executive is restricted from engaging in the activities prohibited by subparagraphs (b), (c) and (d) for the full time period.

(f)Other Covenants Superseded. Notwithstanding anything to the contrary in any outstanding LTI award agreement between the Executive and the Company, to the extent such other agreement contains similar covenants as contained in this Section 8, such covenants shall be superseded by the covenants contained in this Section 8.
9.Equity Awards Following Termination. Except as otherwise provided herein (including Section 4(e) hereof), the effect of a termination of employment on the Executive’s outstanding RSUs, PSUs, stock options and other equity compensation awards shall be determined in accordance with the terms and conditions of the applicable award agreement.
10.Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts payable to the Executive under this Agreement have not yet been paid, all such amounts shall be paid in accordance with the terms of this Agreement and applicable law to the Executive’s beneficiary pursuant to a valid written designation of beneficiary, as determined by the Company in its discretion, or, if there is no effective written designation of beneficiary by the Executive, to the Executive’s estate.
11.Insurance and Indemnity. The Company shall, to the extent permitted by law, include the Executive during the Term of Employment under any directors and officers’ liability insurance policy maintained for its directors and officers, with coverage at least as favorable to the Executive in amount and each other material respect as the coverage of other officers covered thereby. The Company’s obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive’s employment with the Company. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.
12.Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:    To the Executive’s most recent home address on file with the Company

If to the Company:    Albemarle Corporation
4250 Congress Street, Suite 900
Charlotte, NC 28209
Attention: General Counsel
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
13.Complete Agreement; Modification, Waiver. This Agreement, along with any compensation and benefits summary, RSU, PSU, stock option, or other equity compensation award agreements between the parties, as well as the Amended and Restated Change in Control Agreement, represent the complete agreement of the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, promises or representations of the parties, including the Prior Agreement, the Prior Change in Control Agreement (as defined in the Amended and Restated Change in Control Agreement) and any other prior employment agreement or similar agreement between the parties hereto. For the avoidance of doubt, the entry into this agreement and termination of the Prior Agreement shall not constitute a termination of the Executive’s employment or entitle him to any payment or benefit in connection with a termination of employment, including under Section 6 of the Prior Agreement. To the extent that the bonus payment provisions (i.e., post-termination bonus payments) provided in this Agreement differ from the provisions of the Company’s incentive bonus plans, such bonus payments shall be paid pursuant to the provisions of this Agreement except to the extent expressly prohibited by law. Except as provided by Section 20, no provision of this Agreement may be amended or modified except in a document signed by the Executive and such person as may be designated by the Company. No waiver by the Executive or the Company of any breach of, or lack of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or the same condition or provision at another time. To the extent that this Agreement is in any way deemed to be inconsistent with any prior or contemporaneous compensation and benefits summary, RSU, PSU, stock option, or other equity compensation award agreements between the parties, or term sheet referencing such specific awards, the terms of this Agreement shall control. No agreements or representations, oral or otherwise, with respect to any subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement.
14.Severability. If any provision of this Agreement shall be held or deemed to be invalid, illegal, or unenforceable in any jurisdiction, for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.
15.No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits after the Date of Termination.

16.Withholding. All payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts as the Company may reasonably determine are required to be withheld pursuant to any applicable law. To the extent permitted by the Company in its sole discretion, the Executive may provide all or any part of any necessary withholding by contributing Company common stock with value, determined on the date such withholding is due, equal to the number of shares contributed multiplied by the closing price per share as reported on the securities exchange constituting the primary market for the Company’s stock on the date preceding the date the withholding is determined.
17.Jurisdiction and Venue. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the state of Virginia, without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court of competent jurisdiction sitting in the state of Virginia, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
18.Attorney’s Fees. Except as otherwise provided herein, each party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement. Notwithstanding anything herein to the contrary, the Company shall pay all legal fees and related expenses incurred by the Executive: (i) as a result of the Executive’s termination of employment by the Company without Cause or with Good Reason, (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement (including all fees and expenses, if any, incurred in contesting or disputing any such termination or incurred by the Executive in seeking advice in connection therewith), and (iii) contesting any claim by the Company that the Executive has breached the Executive’s obligations under any restrictive covenant; provided that such fees are incurred no later than the end of the second calendar year after the year of the Date of Termination. The Company shall pay or reimburse Executive for the reasonable cost of Executive’s attorney’s fees incurred in the negotiation of this Agreement and related agreements, within thirty (30) days of receipt of documentation reasonably satisfactory to the Company of the incurrence of such attorney’s fees.
19.Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that the Executive shall not be precluded from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive’s death and the legal representative of the Executive’s estate shall not be precluded from assigning any right hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of the Executive, the Executive’s heirs and legal representatives and, the Company and its successors.
20.Compliance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Section 409A (“Section 409A Deferred Compensation”) of the Internal Revenue Code of 1986, as amended (the “Code”), shall be subject to, limited by and construed in accordance with the requirements of Code Section 409A and all regulations and other guidance promulgated by the Secretary of the

Treasury pursuant to such Section (such Section, regulations and other guidance being referred to herein as “Section 409A”), including the following:
(a)Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to Section 6 upon the Executive’s termination of employment shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a Separation from Service. For the purposes of this Agreement, a “Separation from Service” is a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).
(b)Six-Month Delay Applicable to Specified Employees. If, at the time of a Separation from Service of the Executive, the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (a “Specified Employee”), then any payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to Section 6 upon the Separation from Service of the Executive shall be paid or provided commencing on the later of (i) the date that is six months after the date of such Separation from Service or, if earlier, the date of death of the Executive (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with Section 6. All such amounts that would, but for this Section 20(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(c)Health Care Benefits. In the event that all or any of the health care benefits to be provided pursuant to this Agreement as a result of a Participant’s Separation from Service constitute Section 409A Deferred Compensation, the Company shall provide for such benefits constituting Section 409A Deferred Compensation in a manner that complies with Section 409A. To the extent necessary to comply with Section 409A, the Company shall determine the health care premium cost necessary to provide such benefits constituting Section 409A Deferred Compensation for the applicable coverage period and shall pay such premium cost which becomes due and payable during the applicable coverage period on the applicable due date for such premiums; provided, however, that if the Executive is a Specified Employee, the Company shall not pay any such premium cost until the Delayed Payment Date. If the Company’s payment pursuant to the previous sentence is subject to a Delayed Payment Date, the Executive shall pay the premium cost otherwise payable by the Company prior to the Delayed Payment Date, and on the Delayed Payment Date the Company shall reimburse the Executive for such Company premium cost paid by the Executive and shall pay the balance of the Company’s premium cost necessary to provide such benefit coverage for the remainder of the applicable coverage period as and when it becomes due and payable over the applicable period.
(d)Stock-Based Awards. The vesting of any stock-based compensation awards which constitute Section 409A Deferred Compensation and are held by the Executive, if the Executive is a Specified Employee, shall be accelerated in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date to the extent required by Section 409A.

(e)Installments. Executive’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.
(f)Reimbursements. To the extent that any reimbursements payable to Executive pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the cost was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(g)Rights of the Company; Release of Liability. It is the mutual intention of the Executive and the Company that the provision of all payments and benefits pursuant to this Agreement be made in compliance with or be exempt from the requirements of Section 409A, and this Agreement shall be interpreted accordingly. To the extent that the provision of any such payment or benefit pursuant to the terms and conditions of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company and the Executive shall in good faith determine if the parties shall make modifications to the timing or manner of providing such payment and/or benefit to comply with the requirements of Section 409A. Any such modifications made by the Company shall, to the maximum extent permitted in compliance with the requirements of Section 409A, preserve the aggregate monetary face value of such payments and/or benefits provided by this Agreement in the absence of such modification; provided, however, that the Company shall in no event be obligated to pay any interest or other compensation in respect of any delay in the provision of such payments or benefits in order to comply with the requirements of Section 409A. The Executive acknowledges that (i) the provisions of this Section 20 may result in a delay in the time at which payments would otherwise be made pursuant to this Agreement and (ii) the Company is authorized to amend this Agreement, to void or amend any election made by the Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A (including any transition or grandfather rules thereunder) without prior notice to or consent of the Executive. The Executive hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Executive as a result of the application of Section 409A.
21.Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement effective as of the Effective Date.
ALBEMARLE CORPORATION
/s/ Melissa H. Anderson
Name: Melissa H. Anderson
Title: Chief Human Resources Officer

J. KENT MASTERS, JR.

/s/ J. Kent Masters

EXHIBIT A

The following sets forth the vesting provisions for long-term incentive awards that will be made to J. Kent Masters (“Participant”) during the Term of Employment. Annex A hereto includes relevant defined terms for the provisions set forth below.

Restricted Stock Unit Awards

1.Normal Vesting Schedule. The Restricted Stock Units shall be unvested and subject to forfeiture as of the Grant Date but shall vest in full as of the earlier of (i) December 31, 2025 and (ii) the date a Successor CEO commences employment as the Company’s Chief Executive Officer (such earlier date, the “Vesting Date”), subject to Participant’s continued employment with the Company or an Affiliate through the Vesting Date.
2.Accelerated Vesting Upon a Qualifying Termination Event Prior to a Change in Control. Notwithstanding paragraph 1, if, prior to the Vesting Date and the occurrence of a Change in Control, Participant experiences a Qualifying Termination Event, any unvested portion of the Restricted Stock Units shall become immediately vested upon the date of such Qualifying Termination Event.
3.Accelerated Vesting in Connection with a Change in Control. Notwithstanding paragraph 1, if, prior to the Vesting Date, a Change in Control occurs, the provisions of this paragraph 3 shall apply in addition to the provisions of Article 17 (and related provisions) of the Plan.
a.If no Replacement Award is received by Participant in connection with the Change in Control, the unvested portion of this Award shall become vested as of immediately prior to the consummation of the Change in Control.
b.If a Replacement Award is received by Participant in connection with the Change in Control, such Replacement Award shall be deemed to replace this Award in full satisfaction of the Company’s obligations under this Award; provided, however, that, in the event that the Company’s shares remain traded on the New York Stock Exchange or another established securities market following such Change in Control, this Award shall remain outstanding in accordance with this Agreement except that if Participant experiences a Qualifying Termination Event concurrent with after the date of the Change in Control, then the Replacement Award shall vest in full as of the date of such Qualifying Termination Event.
c.Notwithstanding the foregoing, upon a Change in Control, the Committee may determine that this Award shall be canceled and terminated for consideration in accordance with Article 17.1(e) of the Plan and subject to paragraph 10.
4.Settlement. As soon as practicable (but in no event later than 30 days) after any Restricted Stock Unit has vested, the Company shall deliver to Participant one whole Share in full settlement of such vested Restricted Stock Unit; provided, however, that in
A-1

the event of vesting under paragraph 3(a), such delivery shall instead occur on the earlier of (i) Participant’s “separation from service” (within the meaning of Section 409A of the Code) for any reason and (ii) the Vesting Date.

2

Performance Unit Awards

1.Grant Date. On [●] (the “Grant Date”), the Company granted Participant this incentive award (this “Award”) in the form of Performance Units covering a target number of Shares equal to [●] (the “Target Units”), subject to the terms and conditions of the Plan and this Agreement.
2.Normal Vesting Schedule. The Target Units shall be unvested and subject to forfeiture as of the Grant Date but a percentage of the Target Units shall be eligible to vest (if at all) subject to (i) actual achievement of the Performance Goal over the Measurement Period as determined by the Committee in accordance with the table set forth below (the number of Target Units so earned (if any) based on such percentage, the “Earned Units” and, the date of such determination by the Committee, the “Award Date”) and (ii) Participant’s continued employment with the Company or an Affiliate through the earlier of (a) December 31, 2025 and (b) the date a Successor CEO commences employment as the Company’s Chief Executive Officer. Any remaining unvested portion of this Award shall be immediately forfeited without consideration.

Performance Level	Performance Goal Achievement	Percentage of Target Units Earned*
Poor	[●]	[●]%
Threshold	[●]	[●]%
Target	[●]	[●]%
Superior	[●]	[●]%
* If achievement level with respect to the Performance Goal falls between any of the levels above, then the percentage of Target Units earned shall be determined based on linear interpolation. The number of Earned Units will be rounded to the nearest whole number.
3.Accelerated Vesting Upon a Qualifying Termination Event Prior to a Change in Control. Notwithstanding paragraph 2, if, prior to the occurrence of a Change in Control:
a.Participant experiences a Qualifying Termination Event (other than due to Participant’s death or Disability) that occurs prior to the end of the Measurement Period, then the Earned Units (if any) shall vest (if at all) as of the end of the Measurement Period (without regard to the termination of Participant’s employment) based on the actual level of achievement of the Performance Goal over the Measurement Period and the remaining portion of this Award shall be immediately forfeited without consideration;
b.Participant experiences a Qualifying Termination Event due to Participant’s death that occurs (i) on or prior to the six (6)-month anniversary of the Grant Date, then the Target Units shall vest (without regard to the actual achievement of the Performance Goal) as of the date of such Qualifying Termination Event or (ii) after the six (6)-month anniversary of the Grant Date, then the Earned Units (if any) shall vest (if at all) as of the end of the Measurement Period (without regard to Participant’s termination of employment) based on the actual level of achievement of the Performance Goal over the Measurement Period and, in each case, the remaining portion of this Award shall be immediately forfeited without consideration;
3

c.Participant experiences a Disability, then the Target Units shall vest (without regard to the actual achievement of the Performance Goal) as of date of such Disability; or
d.Participant experiences any Qualifying Termination Event on or after the end of the Measurement Period, but prior to the Award Date, then 100% of the Earned Units (if any) shall vest (if at all) as of the Award Date and the remaining portion of this Award shall be immediately forfeited without consideration.
4.Accelerated Vesting in Connection with a Change in Control. Notwithstanding paragraph 2, if, prior to the end of the Measurement Period, a Change in Control occurs, the provisions of this paragraph 4 shall apply in addition to the provisions of Article 17 (and related provisions) of the Plan.
a.If no Replacement Award is received by Participant in connection with the Change in Control, then the Target Units shall vest (without regard to the actual achievement of the Performance Goal) as of immediately prior to the consummation of the Change in Control.
b.If a Replacement Award is received by Participant in connection with the Change in Control, such Replacement Award shall be deemed to replace this Award in full satisfaction of the Company’s obligations under this Award; provided, however, that, in the event that the Company’s shares remain traded on the New York Stock Exchange or another established securities market following such Change in Control, this Award shall remain outstanding in accordance with this Agreement, except that if Participant experiences a Qualifying Termination Event (other than due to death or Disability) concurrent with or after the date of the Change in Control, the Target Units shall vest (without regard to the actual achievement of the Performance Goal) as of the date of such Qualifying Termination Event.
c.Notwithstanding the foregoing, upon a Change in Control, the Committee may determine that this Award shall be canceled and terminated for consideration in accordance with Article 17.1(e) of the Plan and subject to paragraph 10.
5.Settlement. In full settlement of any Performance Unit that vests hereunder (whether a Target Unit or Earned Unit), the Company shall deliver to Participant one whole Share as soon as practicable (but in no event later than 90 days) after the end of the Measurement Period; provided, however, that in the event any Performance Unit vests due to Participant’s death or Disability, such delivery shall be made as soon as practicable (but in no event later than 90 days) after Participant’s death or Disability.
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Stock Option Awards
1.Normal Vesting Schedule. The Option shall vest in full as of the earlier of (i) December 31, 2025 and (ii) the date a Successor CEO commences employment as the Company’s Chief Executive Officer (such earlier date, the “Vesting Date”), subject to Participant’s continued employment with the Company or an Affiliate through the Vesting Date.
2.Accelerated Vesting Upon a Qualifying Termination Event Prior to a Change in Control. Notwithstanding paragraph 1, if, prior to the Vesting Date and the occurrence of a Change in Control, Participant experiences a Qualifying Termination Event, any unvested portion of the Option shall vest in full as of the date of such Qualifying Termination Event.
3.Accelerated Vesting in Connection with a Change in Control. Notwithstanding paragraph 1, if, prior to the Vesting Date, a Change in Control occurs, the provisions of this paragraph 3 shall apply in addition to the provisions of Article 17 (and related provisions) of the Plan.
a.If no Replacement Award is received by Participant in connection with the Change in Control, the Option shall vest in full as of immediately prior to the consummation of the Change in Control.
b.If a Replacement Award is received by Participant in connection with the Change in Control, such Replacement Award shall be deemed to replace this Award in full satisfaction of the Company’s obligations under this Award; provided, however, that, in the event that the Company’s shares remain traded on the New York Stock Exchange or another established securities market following such Change in Control, this Award shall remain outstanding in accordance with this Agreement except that if Participant experiences a Qualifying Termination Event concurrent with after the date of the Change in Control, then the Replacement Award shall vest in full as of the date of such Qualifying Termination Event.
c.Notwithstanding the foregoing, upon a Change in Control, the Committee may determine that this Award shall be canceled and terminated for consideration in accordance with Article 17.1(e) of the Plan.
4.Exercisability.
a.The expiration date of the Option is the tenth anniversary of the Grant Date (the “Expiration Date”). The Option shall be forfeited without consideration on, and may not be exercised on or after, the Expiration Date.
b.Upon the vesting of the Option pursuant to paragraph 1 (including in the event of a Successor CEO commencing employment), the Option shall become immediately exercisable and thereafter shall remain exercisable until the Expiration Date; provided, however, that if, after the Option becomes exercisable pursuant to this paragraph 4(b), Participant experiences (i) a Qualifying Termination Event, then the Option shall remain exercisable until the Expiration Date or (ii) a termination for any reason other than a Qualifying Termination Event, then the Option shall cease to be exercisable on the sixtieth (60th) day following such termination of employment. On the date the Option ceases to be exercisable pursuant to this paragraph 4(b), any portion of the Option that remains unexercised shall be forfeited without consideration.
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c.Upon the vesting of any portion of the Option pursuant to paragraph 2, such vested portion of the Option shall first become exercisable on the third anniversary of the Grant Date and thereafter shall remain exercisable until the Expiration Date. On the date the Option ceases to be exercisable pursuant to this paragraph 4(c), any portion of the Option that remains unexercised shall be forfeited without consideration
d.Upon the vesting of any portion of the Option pursuant to paragraph 3, such vested portion of the Option shall be immediately exercisable and thereafter shall remain exercisable until the Expiration Date. On the date the Option ceases to be exercisable pursuant to this paragraph 4(d), any portion of the Option that remains unexercised shall be forfeited without consideration.

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Annex A
1.“Cause” has the meaning set forth in the Employment Agreement as in effect on the date hereof.
2.“Disability” shall mean Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code and within the meaning of Treas. Reg. Section 1.409A-3(i)(4)..
3.“Employment Agreement” means the Amended and Restated Executive Employment Agreement, by and between Participant and the Company, dated March [●], 2023.
4.“Good Reason” has the meaning set forth in the Employment Agreement as in effect on the date hereof.
5.“Performance Goal” means the [●]1.
6.“Qualifying Termination Event” shall mean the termination of Participant’s employment by reason of Participant’s death or Disability; termination by the Company or an Affiliate other than for Cause (including upon a termination of employment due to the expiration of the term of Participant’s employment as provided under an individual employment agreement between Participant and the Company) or a voluntary resignation for Good Reason.
7.“Replacement Award” shall mean, in connection with a Change in Control, an award that replaces or substitutes for this Award and meets the following requirements: (a) it has a value at least equal to the value of this Award; (b) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control (including any entity that becomes the direct or indirect parent of the Company in connection with the Change in Control); (c) it provides that if Participant experiences a Qualifying Termination Event concurrent with after the date of the Change in Control, any unvested portion of the Replacement Award shall vest in full as of the date of such Qualifying Termination Event; and (d) its other terms and conditions are not less favorable to Participant than the terms and conditions of this Award (including the provisions that would apply in the event of a subsequent Change in Control). The determination of whether the requirements of a Replacement Award are satisfied shall be made by the Company immediately before the Change in Control, in its sole discretion.
8.“Successor CEO” means an individual who succeeds Participant as a permanent Chief Executive Officer of the Company and who is identified, selected and appointed by the Board in a process with the full participation of Participant (including in his capacity as a
1 Performance goals for the applicable performance unit award to be determined by the Company in the ordinary course and included in the full agreement document.
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member of the Board), excluding any individual who is appointed as interim or acting CEO.

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EXHIBIT B
FORM OF RELEASE
This WAIVER AND RELEASE OF CLAIMS (this “Release”) is entered into on [●], by and between Albemarle Corporation, a Virginia corporation (the “Company”), and J. Kent Masters (“Executive”).
WHEREAS, the Company and Executive entered into the Amended and Restated Executive Employment Agreement, dated as of March [●], 2023 (the “Employment Agreement”) pursuant to which Executive is eligible for payment of the amounts and benefits described in Section 6 of the Employment Agreement (collectively, the “Severance”), and
WHEREAS, defined terms used but not defined herein shall have the meanings given thereto in the Employment Agreement.
NOW, THEREFORE, in consideration of such payments due to Executive under the Employment Agreement, the Company and Executive hereby agree as follows:
1.Waiver and Release. For valuable consideration from the Company, receipt of which is hereby acknowledged, Executive waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, affiliates, divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns, and the Company’s parents’, subsidiaries’, and affiliates’ divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns (collectively, referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Executive executes this Release, which Executive has or may have against the Company and/or the Company Releasees in connection with Executive’s employment or the termination thereof, including, without limitation, any rights, causes of action, claims, or demands relating to or arising out of the following:
(a)anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex (including sexual harassment or sexual abuse); the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and §§ 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination;
other employment laws, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain workforce reductions; the Executive Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; state laws which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment;

(b)tort, contract, and quasi-contract claims, such as claims for wrongful discharge, physical or personal injury, sexual harassment or sexual abuse, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims;
all remedies of any type, including, without limitation, damages and injunctive relief, in any action that may be brought on Executive’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person; and
(c)subject to Section 2 of this Release, any compensation or benefits, whether provided for under the Employment Agreement or otherwise.
Executive understands that Executive is releasing claims about which Executive may not know anything at the time Executive executes this Release. Executive acknowledges that it is Executive’s intent to release such unknown claims, even though Executive recognizes that someday Executive might learn new facts relating to Executive’s employment or learn that some or all of the facts Executive currently believes to be true are untrue, and even though Executive might then regret having signed this Release. Nevertheless, Executive acknowledges Executive’s awareness of that risk and agrees that this Release shall remain effective in all respects in any such case. Executive expressly waives all rights Executive might have under any laws intended to protect Executive from waiving unknown claims except as provided otherwise in this Release.
2.Excluded Claims. Notwithstanding anything to the contrary in this Release, this Release, including the waiver and release contained herein, shall not include, adversely affect, alter or extinguish, in each case, (a) any rights of Executive as a shareholder with respect to any shares of Company common stock owned by Executive or as an equity-award or unit award holder with respect to shares of Company common stock in accordance with the terms of the applicable award agreement (as amended and/or restated); (b) awards to Executive from or by a government agency for providing information or any rights or claims that may arise after the date on which Executive executes this Release; (c) any rights or claims for the Severance or to enforce the Employment Agreement (including all rights to accrued benefits) in accordance with its terms; (d) any rights or claims to seek enforcement of the terms and conditions of this Release; (e) any rights to indemnification or to fiduciary liability insurance coverage under the Employment Agreement, the Company’s charter, bylaws or similar agreements; or (f) any rights or claims that cannot be released under applicable law, including Executive’s rights to file a charge with an administrative agency or to participate in an agency investigation, including but not limited to the right to file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (such rights or claims under clauses (a) to (f), the “Reserved Rights”).

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Executive agrees that the Company and its affiliates have no obligation to hire or rehire Executive at any time in the future. Executive forever releases, waives, and relinquishes any right or claim to be hired by, or to reinstatement with, the Company or its affiliates. Executive agrees that this Release is a lawful, non-discriminatory, and non-retaliatory basis upon which the Company and its affiliates may refuse to hire or rehire Executive.
3.Executive agrees that no promise or inducement to enter into this Release has been offered or made except as set forth herein and that Executive is entering into this Release without any threat or coercion and without reliance on any statement or representation made on behalf of the Company or its affiliates or by any person employed by or representing the Company or its affiliates, except for the written provisions and promises contained in this Release.
The parties agree that damages incurred as a result of a breach of this Release will be difficult to measure. It is, therefore, further agreed that, in addition to the remedy set forth herein or any other remedies, equitable relief will be available in the case of a breach of this Release.
4.The parties agree and acknowledge that this Release, and the settlement and termination of any asserted or unasserted claims against the Company Releasees pursuant to the Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Company Releasees to Executive.
No Other Claims; Representations.
(a)No Claims Have Been Filed. Executive represents and warrants that Executive has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or any of the Company Releasees.
Review Period. Executive represents and warrants that he has been informed that he has the right to consider this Release for a period of forty-five (45) days from receipt, and Executive has signed on the date indicated below after concluding that this Release is satisfactory to Executive.
(b)Representations. Neither the Company, nor any of its directors, employees, or attorneys, has made any representations to Executive concerning the terms or effects of this Release other than those contained herein.
5.Executive acknowledges that Executive may later discover facts different from or in addition to those which Executive knows or believes to be true now, and Executive agrees that, in such event, this Release shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.
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This Release may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Release (including, for the avoidance of doubt, with respect to the Reserved Rights).
6.If all or any part of this Release is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Release. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.
This Release shall not be altered, amended, or modified except by written instrument executed by the Company and Executive. A waiver of any portion of this Release shall not be deemed a waiver of any other portion of this Release.
7.This Release may be signed in counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument. A signature made on a faxed or electronically mailed copy of the Release or a signature transmitted by facsimile or electronic mail will have the same effect as an original signature.
This Release shall be governed by and construed and interpreted in accordance with the laws of the State of Virginia without regard to its choice of law principles.
8.Executive also understands that Executive has the right to revoke this Release within seven (7) days after execution, and that this Release will not become effective or enforceable until the revocation period has expired, by giving written notice by regular mail to the following:
Albemarle Corporation
Attention: General Counsel
4250 Congress Street, Suite 900
Charlotte, NC 28209

(Signature Page To Follow)

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Waiver and Release of Claims.

EXECUTIVE

Date:

COMPANY

By:

Title:

Date:

[Signature Page to Waiver and Release of Claims]

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